Exhibit 19.1

ENOVIS CORPORATION
Insider Trading Compliance Policy
Enovis Corporation and its subsidiaries (collectively, the “Company”) seek to promote a culture that encourages ethical conduct and a commitment to compliance with the law. We require our personnel to comply at all times with federal laws and regulations governing insider trading. This policy sets forth procedures designed to help comply with these laws and regulations.
Persons Covered
You must comply with this policy if you are:
•a director, officer or employee of the Company;
•an entity controlled by a director, officer or employee of the Company; or
•a contractor, consultant, or other person designated by the Company.
Individuals subject to this policy are responsible for ensuring that members of their household comply with this policy.
Policy Statement
Unless otherwise permitted by this policy, you must not:
•purchase, sell, gift or otherwise transfer any security of the Company while you possess material nonpublic information about the Company;
•purchase, sell, gift or otherwise transfer any security of any other company, while you possess material nonpublic information about the other company that you obtained in connection with your employment by or service to the Company;
•directly or indirectly communicate material nonpublic information to anyone outside the Company unless such communications are for an authorized Company-related purpose and follow Company policy regarding the treatment of confidential information; or
•directly or indirectly communicate material nonpublic information to anyone within the Company except on a need-to-know basis.

For this purpose:
•securities includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments;
•purchase includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security;
•sale includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security;
•material means likely to have a significant effect on the market price of the security (also understood to mean a substantial likelihood that a reasonable investor would consider the information important in making an investment decision); and
•nonpublic means not broadly disseminated to the general public so that investors have been able to factor the information into the market price of the security.
Examples of material information include (but are not limited to) information about: (i) the Company’s revenues or potential earnings, including but not limited to financial guidance, budgets, forecasts, and cash flows; (ii) confidential business projects and strategic initiatives; (iii) possible mergers, acquisitions, tender offers or dispositions; (iv) sales of equity or debt and other forms of financing; (v) changes in senior management; (vi) positive or negative developments with government entities or regulators; (vii) key new products or product developments; significant R&D breakthroughs; (viii) cybersecurity or data security incidents; and (ix) significant litigation or regulatory actions.
Information is considered public when it has been disclosed via a press release, on a conference call with investors, within a SEC filing, or by another generally available means.
To understand how these terms apply to specific circumstances, or for any other questions about this policy, you should ask the Company’s Corporate Secretary or his/her designee (the “Compliance Officer”). The contact details for the Company’s current Compliance Officer are included on Exhibit A to this policy, and such Exhibit A shall be updated from time to time to reflect any changes.
Quarterly Blackout and Open Window Periods
The Compliance Officer will designate a list of persons who (with their controlled entities and household members) may only purchase, sell, gift or otherwise transfer any security of the Company (including transactions in and elections for stock of the Company in such person’s 401(k) plan) during an “open window” period (as described further below), and then only if the individual is not otherwise in possession of material, nonpublic information. At all other times, which are referred to as “blackout” periods (as described further below), such persons must not

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purchase, sell, gift or otherwise transfer any security of the Company, except as otherwise permitted by this policy.
The quarterly “open window” period:
•begins after the first (1st) full trading day following the public release of the Company’s quarterly or annual results; and
•ends on the fifteenth (15th) calendar day of the third month of each fiscal quarter.
Additional Blackout Periods
From time to time, the Compliance Officer may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period must not purchase, sell, gift or otherwise transfer any security of the Company, except as otherwise permitted by this policy, and must not disclose that an additional blackout period is in effect.
Pre-Clearance of Transactions
The Compliance Officer will designate a list of persons, including the Company’s directors and executive officers, who (with their controlled entities and household members) must pre-clear each transaction in any security of the Company. Such list shall be updated by the Compliance Officer from time to time, and any individuals subject to pre-clearance shall be notified in writing by the Compliance Officer. To submit a pre-clearance request, individuals subject to pre-clearance must follow the procedures established by the Compliance Officer, as may be updated from time to time, which will be shared with the individuals subject to the pre-clearance requirements.
Pre-clearance approval:
•may be granted or withheld in the sole discretion of the Compliance Officer (or the Chief Financial Officer for transactions by the Compliance Officer);
•remains valid for five business days for transactions without a proposed transaction date;
•remains subject to your independent obligation to confirm that you do not possess material nonpublic information at the time of your transaction;
•will not constitute legal advice that a proposed transaction complies with applicable law;
•will not result in liability to the Company or any other person if delayed or withheld; and

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•is not required for “sell-to-cover” transactions pursuant to a policy adopted by the Company or transactions under a previously approved Rule 10b5-1 plan or a previously approved non-Rule 10b5-1 trading arrangement.
Exempt Transactions
This policy, except for provisions set forth in the Prohibited Transactions section below, does not apply to:
•transactions directly with the Company;
•gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this policy, except that gift transactions involving Company securities are subject to pre-clearance;
•transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” of restricted stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units);
•“sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options); or
•transactions under a pre-cleared Rule 10b5-1 plan.
Trading Plans
The restrictions in this policy, except for provisions set forth in the Prohibited Transactions section below, do not apply to transactions under a trading plan that satisfies either:
•the conditions of Rule 10b5-1; or
•the elements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K; and
•the Compliance Officer has pre-approved.
A trading plan may be modified outside of a blackout period when you do not possess material nonpublic information. Modifications to and terminations of a trading plan must be pre-approved by the Compliance Officer.

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Prohibited Transactions
You may not engage in:
•short sales (i.e., sales of shares that you do not own at the time of sale);
•options trading, including puts, calls, or other derivative securities on an exchange, an over-the-counter market, or any other organized market;
•hedging transactions, such as prepaid variable forward contracts, equity swaps, collars, exchange funds, or other transactions that hedge or offset any decrease in market value of the Company’s equity securities; and
•pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account.
Post-Termination Transactions
If you possess material nonpublic information when your employment by or service to the Company terminates, the restrictions set forth in “Policy Statement” above continue to apply until that information has become public or is no longer material.
Policy Administration
The Compliance Officer has authority to interpret, amend and implement this policy. This authority includes interpreting or waiving the terms of the policy, to the extent consistent with its general purpose and applicable securities laws. The Chief Financial Officer will administer the policy as it applies to any trading activity by the Compliance Officer. The Board will approve any waiver of the terms of this policy for directors or executive officers.
Any person with supervisory authority over any Company personnel shall promptly report to the Chief Executive Officer or the Compliance Officer any securities trading or communications regarding material nonpublic information by supervised personnel that he or she believes may have violated the Company’s policies and procedures concerning insider training.
Penalties for Violation of Insider Trading Laws
The penalties for violating insider trading laws are severe. Courts can assess damages, fines, and criminal penalties, including prison terms, against persons who misuse material nonpublic information in connection with the purchase or sale of a security or who reveal confidential information to others. Further, individuals who violate this policy will be subject to review and disciplinary measures by the Company.

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Certification of Compliance
You may be asked periodically to certify your compliance with the terms and provisions of this policy.

Last revised as of December 12, 2024

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